Exhibit 16.1

June 7, 2013

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Talon Real Estate Holding Corp. (formerly Guide Holdings, Inc.) pertaining to our firm included under Item 4.01 of Form 8-K dated June 7, 2013, and agree with such statements as they pertain to our firm.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC